MortgageIT Holdings, Inc.

2006 Annual Incentive Plan

MortgageIT Holdings, Inc. — 2006 Annual Incentive Plan

The Company’s CEO and its Senior Officers (as defined in the Compensation Committee Charter) are eligible to participate in the MortgageIT Holdings, Inc. 2006 Annual Incentive Plan.

The period covered by the Plan is January 1, 2006 through December 31, 2006.

The actual ratings of performance against goals and the weightings of components provide a guideline for calculating bonus awards under the Plan. However, depending on the circumstances and the maximum award potential for each employee under the Plan, bonus awards may range from 0 to 300% of base salary.

The bonus recommendations under the Plan will be developed by management and presented to the Compensation Committee. All bonus decisions are at the discretion of the Committee; bonuses are not guaranteed and bonus target weightings do not create an entitlement to a particular award amount. The Committee, in addition to its ultimate authority to determine the extent awards under the Plan are paid, either in the aggregate or on an individual-by-individual basis, may, in its sole discretion, make adjustments to the calculation of the Corporate Performance measure and each or any of the Business Unit measures to exclude the effects of ‘‘extraordinary items’’ such as restructurings, discontinued operations, mergers, acquisitions, spin-offs, other corporate transactions, unusual or non-recurring gains or losses, changes in tax or accounting principles, and such other events or items deemed appropriate by the Committee.

MortgageIT Holdings, Inc. — 2006 Annual Incentive Plan (Cont’d)

Performance Components	Corporate, Business Unit and Individual
Corporate Performance Measure	Net income excluding extraordinary items
Corporate Performance Weighting	CEO/Pres. and CFO/General Counsel/COO TRS – 75% Pres. TRS – 25% Ch. Inv. Off. – 25% All other Sr. Off. – 25%
Business Unit Measures	CEO/Pres. and CFO /General Counsel/COO TRS – None Pres. TRS – Prime funded volume – 30% – TRS net income – 70% Ch. Inv. Off. – REIT net income All other Sr. Off. – None
Business Unit Weighting	CEO/Pres. and CFO /General Counsel/COO TRS – 0% Pres. TRS – 50% Ch. Inv. Off. – 50% All other Sr. Off. – 0%
Individual Weighting	CEO/Pres. and CFO /General Counsel/COO TRS – 25% Pres. TRS – 25% Ch. Inv. Off. – 25% All other Sr. Off. – 75%
Targets for 2006	Budget levels for each metric represent target for 2006
Target/Maximum (as a percentage of base salary)	CEO – 100% / 300% Pres. and CFO/Pres. TRS – 100% / 200% All other Sr. Off. – 100% / 150%
Award Level Range for Corporate Performance Measure and Business Unit Measures for Pres. TRS for net income and prime funded volume.	Achievement of: 1. 75 – 85% = 50% 2. 86 – 97% = 90% 3. 98 – 102% = 100% 4. 103 – 107% = 150% 5. 108 – 112% = 200% 6. 113 – 119% = 250% (CEO only) 7. Above 119% = 300% (CEO only)
Award Level Range for Business Unit Measure for Ch. Inv. Off.	Achievement of: 1. 80 – 90% = 50% 2. 91 – 98% = 90% 3. 99 – 102% = 100% 4. 103 – 110% = 125% 5. Above 110% = 150%